               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549
                            _________

                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


                Date of Report:  August 12, 1997
                (Date of earliest event reported)


                 JOHN DEERE CAPITAL CORPORATION
       (Exact name of registrant as specified in charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                             1-6458
                    (Commission File Number)

                           36-2386361
                (IRS Employer Identification No.)

                            Suite 600
                 First Interstate Bank Building
                       1 East First Street
                       Reno, Nevada  89501
      (Address of principal executive offices and zip code)

                          (702)786-5527
      (Registrant's telephone number, including area code)

             _______________________________________

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              The Exhibit Index appears at Page 4.
























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Item 5.    Other Information Events.

John Deere Capital Corporation

    The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

    John Deere Capital Corporation's net income was $37.8 million in the third quarter and $96.5 million for the first nine months of 1997 compared with $32.3 million and $102.5 million for the same periods last year. Third quarter earnings reflect higher income from a larger average balance of receivables and leases financed and gains from the sale of retail notes. Year-to-date results decreased primarily due to narrower financing spreads and higher expenditures associated with several growth initiatives, which were partially offset by higher income from a 19 percent increase in the average balance of receivables and leases financed during the first nine months.

    Financing receivable and lease acquisition volumes increased nine percent for the quarter and 18 percent for the first nine months of 1997 compared to a year ago primarily due to the increased sales of John Deere equipment. Acquisitions of retail notes, revolving charge accounts, leases and wholesale receivables all increased compared with last year.

    Net receivables and leases financed by John Deere Capital Corporation were $6.214 billion at July 31, 1997 compared with $5.297 billion one year ago. The increase resulted from financing receivable and lease acquisitions exceeding collections during the last 12 months, partially offset by retail note sales during the same period. Net credit receivables and leases administered, which include receivables previously securitized and sold, totaled $7.254 billion at July 31, 1997 compared with $6.411 billion at July 31, 1996.



Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

           (c)    Exhibits

                  (99)    Press release and additional
                          information of Deere & Company.





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                            Signature


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.





                            JOHN DEERE CAPITAL CORPORATION




                            By    /s/ Frank S. Cottrell
                                --------------------------------
                                Frank S. Cottrell, Secretary


Dated:  August 12, 1997






























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                          Exhibit Index



                                                       Sequential
Number and Description of Exhibit                      Page Number
---------------------------------                      -----------


(99)    Press release and additional information of        --
        Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated August 12, 1997, file number 1-4121).









































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